Exhibit 10.1

SEparation AGREEMENT & GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into as by and between Heritage Global Inc. (“HGI”) on the one hand, and Scott A. West (“Executive”), on the other hand.  HGI and Executive together are referred to herein as the Parties.  This Agreement shall be effective on the eighth day after it is signed by Executive and returned to James Sklar at HGI, provided it has not been revoked by Executive (“Effective Date”).

RECITALS

WHEREAS certain disputes have arisen between Executive and HGI concerning their respective rights and liabilities arising out of Executive’s employment at HGI, and the separation of his employment following a paid administrative leave that commenced on March 18, 2021;

WHEREAS, the Parties have agreed that Executive’s employment shall end effective March 31, 2021 (“Separation Date”);

WHEREAS, HGI and Executive desire to compromise, settle and release any claims, whether known or unknown, relating to or arising out of any dispute involving Executive’s employment with HGI and the separation thereof (“the Dispute”);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

TERMS

1.Payment of Money.  HGI shall pay to Executive the gross amount of two hundred thousand dollars ($200,000.00), less applicable payroll deductions, as a compromise payment (“Payment”) and in settlement of all claims covered by this Agreement.  The Payment will be made payable to “Scott A. West” via Direct Deposit, in regular increments for six months, commencing no sooner than eight (8) days and no later than thirty (30) days after HGI’s receipt (by James Sklar) of Executive’s signature on this Agreement.

2.Cobra Reimbursement.  HGI shall reimburse Executive for the current amount HGI pays for Executive’s health coverage, in the amount of seven hundred and seventy five dollars ($775) per month (“Monthly Cobra Offset”) to offset his costs under Cobra.  The Monthly Cobra Offset may continue for up to one year following the Effective Date.  Moreover, Executive understands that if he is employed elsewhere within one year of the Effective Date, and health coverage is provided by his new employer, that he will so notify HGI and will no longer be eligible for the Monthly Cobra Offset.

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3.Restricted Stock.  Within five (5) Business Days following the execution of this Agreement, Company shall issue to Executive 25,000 shares of the Company’s common stock, subject to restrictions as set forth below (the “Restricted Stock”). The Restricted Stock shall be forfeited to the Company during the two (2) years following the date of this Agreement (the “Restricted Period”) in the event that Executive breaches this Agreement. During the Restricted Period, Executive will be prohibited from selling, transferring, pledging, assigning or otherwise encumbering or disposing of the Restricted Stock, and the Company may take reasonable steps to ensure compliance with these prohibitions. Executive represents to the Company that he meets the definition of an accredited investor, as that term is defined in Rule 501 of Regulation D.

4.Indemnification.  Executive acknowledges that the Payment paid to him described in Paragraph 1, and the Cobra reimbursement in Paragraph 2, and the Restricted Stock in Paragraph 3, are a liquidated payment, and Executive agrees to indemnify and hold harmless HGI and its current and former officers, owners, directors, employees, administrators, agents and assigns against any and all claims or liabilities that may be asserted by any governmental agency (including but not limited to any local, state, or federal taxing authority or agency) with respect to any local, state, or federal taxes that may be payable by Executive as a result of such Payment paid to him by HGI.  This indemnity will continue in full force and effect for so long as any governmental agency can or may assert such a claim against HGI.

5.Executive’s Representations.

(a)Executive acknowledges that as of the Separation Date, all wages and accrued vacation owed to him by HGI have been paid, and that all business expenses he has incurred in connection with his employment have been reimbursed, and that any bonus he believes he may be owed is included in the Payment.

(b)Executive further acknowledges that he has returned all of HGI’s property and equipment in his possession or otherwise under his control, including but not limited to:  all originals and any copies of any of HGI documents containing confidential information (such as financial information, reports, Board documents, manuals, personnel information, etc.); keys; laptop; cellular telephone; and any other property of HGI.  Executive further agrees to provide (at the time he signs this Agreement) a list of all HGI vendors or third parties for which he has a password or login credentials.

(c)Executive represents that he has not filed a claim for workers’ compensation benefits and has no known occupational injury or illness.

6.Request for References/Letter of Recommendation.  HGI will provide a letter of reference to Executive along with the first installment of the Payment.  The reference letter may be negotiated by the Parties, but is subject to approval by HGI’s counsel.  Executive agrees that he will direct any requests for references to Ross Dove, who will provide references consistent with the letter of reference.

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7.Non-admission of Liability.  Executive and HGI acknowledge that the foregoing consideration does not constitute an admission of liability, express or implied, on the part of HGI with respect to any fact or matter which may be involved in Executive’s employment with HGI, or any dispute or claim he might have.  Executive acknowledges that HGI is providing Executive with the above-recited consideration solely for the purpose of resolving any potential controversy relating to Executive’s employment with HGI.

8.General Mutual Release.

(a)Executive (for himself, his heirs, administrators, executors, agents and assigns) does hereby forever release, waive, discharge and covenant not to sue HGI, or any related entity, or its respective current or former predecessors, successors, parent entities, owners, subsidiaries, related entities (including Heritage Global Partners, Inc.), officers, employees, directors, partners, agents and assigns (collectively “HGI Released Parties”) (including but not limited to Allan Silber, Morris Perlis, Michael Hexner, Ross Dove and Kirk Dove), with respect to any and all claims, assertions of claims, debts, demands, actions, suits, expenses, attorneys’ fees, costs, damages and liabilities of any nature, type and description, known or unknown, arising out of any fact or matter in any way connected with Executive’s employment at HGI.  This release specifically includes (but is not limited to) any claims under any foreign national, federal, state or local employment, wrongful dismissal, fair employment practices, civil rights or any other laws or regulations, including, but not limited to, the California Constitution, the California Labor Code (including but not limited to Sections 132a and 4553), the California Fair Employment & Housing Act, the California Government Code, the California Civil Code, the California Penal Code, the Families First Coronavirus Response Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the United States Constitution, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits.  This release will apply to all known, unknown, suspected, unsuspected, anticipated, and unanticipated claims, liens, injuries and damages including, but not limited to, claims sounding in tort or contract, claims for compensation, benefits or other remuneration or attorneys’ fees, costs or disbursements, claims for physical or emotional distress or injuries and claims based upon any other duty or obligation of any kind or description whether arising in law, under statute, or in equity, which can lawfully be released under federal and state law.  This release does not affect any legal rights that Executive may have arising after the Effective Date.

(b)HGI for itself, its current or former predecessors, successors, parent entities, owners, subsidiaries, related entities (including Heritage Global Partners, Inc.), officers, employees, directors, partners, agents and assigns does hereby forever release, waive, discharge and covenant not to sue Executive (his heirs, administrators, executors, agents and assigns) (collectively “West Released Parties”), with respect to any and all claims, assertions of claims, debts, demands, actions, suits, expenses, attorneys’ fees, costs, damages and liabilities of any nature, type and description, known or unknown, arising out of any fact or matter in any way connected with Executive’s employment at HGI.  This release specifically includes (but is not limited to) any claims under any foreign national, federal, state or local employment, wrongful dismissal, fair employment practices,

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civil rights or any other laws or regulations, including, but not limited to, the California Constitution, the California Labor Code (including but not limited to Sections 132a and 4553), the California Fair Employment & Housing Act, the California Government Code, the California Civil Code, the California Penal Code, the Families First Coronavirus Response Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the United States Constitution, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, and/or any other local, state, or federal law governing discrimination in employment and/or the payment of wages and benefits.  This release will apply to all known, unknown, suspected, unsuspected, anticipated, and unanticipated claims, liens, injuries and damages including, but not limited to, claims sounding in tort or contract, claims for compensation, benefits or other remuneration or attorneys’ fees, costs or disbursements, claims for physical or emotional distress or injuries and claims based upon any other duty or obligation of any kind or description whether arising in law, under statute, or in equity, which can lawfully be released under federal and state law.

(c)Executive and HGI understand and for valuable consideration hereby expressly waive all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.

9.No Pending Litigation.  Executive represents that there is no pending action filed in any court of law against HGI or any HGI Released Party in connection with Executive’s employment with HGI, and that there is no pending charge or complaint filed with any state, federal or local agency, including but not limited to the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, the Department of Labor, and/or the California Labor Commissioner.  If applicable, Executive hereby withdraws any request he has made for a copy of his personnel file and/or pay records, and waives any right to request and/or receive copies of those records in the future.

10.Executive’s Confidentiality Obligations.

(a)The Parties agree to publicly message Executive’s departure as a “mutual decision” consistent with the representations in HGI’s 8K filed on March 24, 2021.

(b)To the extent permissible under applicable law, Executive agrees that the existence of this Agreement and the terms of this Agreement, including but not limited to the Payment and the amount of the Payment are absolutely confidential.  Executive agrees that he  will not:  (i) communicate or disclose in any way to any individual (including present and former employees of HGI) the existence of and/or the amount of the Payment made by HGI; (ii) give any

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indication of the amount of the Payment; or (iii) voluntarily (where not compelled by legal process by a court or government agency) testify about the Payment.  Executive may communicate the terms and conditions of this Agreement only:  (a) to those rendering financial or legal advice to Executive and having a bona fide need to know such terms and conditions (collectively “Advisors”); or (b) to government agencies for tax purposes (such as the IRS and the Franchise Tax Board); or (c) when compelled by legal process by a court or governmental agency; or (d) to his spouse; provided, however, that he will advise any such individuals beforehand of the existence of his confidentiality obligations under this Agreement and their corresponding obligations.  Any violation of this confidentiality requirement by the individuals within groups (a) and (d) will be treated as a violation of this Agreement by Executive.

(c)Executive understands that he is bound by the Confidentiality Agreement he signed during employment, dated, March 6, 2014.  Executive agrees to take his post separation obligations to protect HGI’s confidential information seriously.

11.Non-Disparagement/Litigation Assistance.

(a)Executive agrees to refrain from any disparagement of HGI, including to HGI’s shareholders, employees, members of the public, or other businesses, whether via social media or otherwise.  Executive also agrees not to post on HGI shareholder forums and not to attend live shareholder events (although he is welcome to listen to recordings).

(b)HGI agrees to refrain from any disparagement of Executive to HGI shareholders, HGI employees, HGI Board members, members of the public or other businesses, whether via social media or otherwise.

(c)Executive further agrees not to commence, maintain, prosecute or participate in (except as may be required by law, pursuant to court order, or in response to a valid subpoena) any action, charge, complaint, or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against HGI or any HGI Released Party with respect to any act, omission, transaction or occurrence arising out of his employment at HGI.

12.Cooperation.  During the six month period following the Effective Date, and for the duration of any litigation that commences during the twelve month period following the Effective Date, Executive agrees to make himself reasonably available to and cooperate with HGI in any manner requested by HGI.  Executive understands and agrees that his cooperation would include, but not be limited to: timely responding to emails from HGI; answering questions from HGI in a timely, truthful, and complete manner; meeting with HGI representatives and agents at reasonable times and places; volunteering to HGI any pertinent information; and providing to HGI all relevant documents that are or may come into his possession or under his control.  Executive understands that in the event the Company asks for his cooperation in accordance with the terms of this paragraph, HGI will not compensate him for such cooperation beyond the Payment and will

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reimburse Executive solely for reasonable and necessary expenses upon his submission of appropriate documentation.

13.Subpoenas.  In the event Executive is subpoenaed by a court or other legal tribunal to testify or provide documents regarding his role as Chief Financial Officer or any other aspect of his employment with HGI, other individuals’ employment with HGI, HGI’s practices or procedures, or any other subject matter involving, relating to or referring to HGI, he will immediately give notice to HGI by sending via email a scanned copy of such subpoenas to James Sklar (or HGI’s subsequent General Counsel), such that any such subpoenas are received within five (5) days of Executive’s receipt of such subpoena.  Executive agrees that he will take no action, direct or indirect, to encourage or suggest the issuance of such subpoenas.

14.Arbitration.  The Parties agree to resolve any disputes that they may have with each other regarding the validity, interpretation, or effect of this Agreement or any alleged violations of it through final and binding arbitration.  The arbitration will be conducted pursuant to the employment dispute resolution rules of JAMS (https://www.jamsadr.com/rules-employment), in southern California before an experienced, neutral arbitrator licensed to practice law in California who has been selected in accordance with such rules, and who has no conflict of interest with either party or either party’s attorney.  The arbitrator may not modify or change this Agreement in any way.  All out-of-pocket costs of the arbitration, including the fees of the arbitrator, the costs of any record or transcript of the arbitration, administrative fees, and other fees and costs will be paid in equal shares by Executive and HGI prior to the arbitration.

15.Attorneys’ Fees.  Executive and HGI agree that if any action is brought to enforce the terms, conditions and provisions of this Agreement (including the confidentiality and non-disparagement provisions above), the prevailing party will be entitled to all reasonable costs and attorneys’ fees incurred in enforcing any of the terms, conditions and provisions hereof.

16.Consideration and Revocation Period.  Executive acknowledges with his signature on this Agreement that he has had at least twenty-one (21) days within which to consider this Agreement and its consequences, or that he has been advised of his right to that 21-day period and that he has voluntarily waived that 21-day period.  Executive further acknowledges that he has been advised that he has seven (7) days after his execution of this Agreement to revoke it.  Any such revocation must be in writing and delivered by hand or email (receipt confirmed) to James Sklar (or HGI’s subsequent General Counsel).  Executive further acknowledges that he has read this Agreement in its entirety and that he fully understands all of the terms and conditions contained herein.  Executive further acknowledges that he is entering into this Agreement knowingly, voluntarily and of his own free will.  Notwithstanding any other provision of the Agreement, the parties agree that the Agreement will not be interpreted as a waiver of any claims Executive may have against HGI under the Age Discrimination in Employment Act (“ADEA”) arising after the Effective Date.

17.Use of Agreement.  Executive and HGI agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement, notwithstanding the confidentiality and non-disparagement provisions above.

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18.Captions.  The captions herein have been inserted for identification and reference purposes only and shall not be used in the construction or interpretation of this Agreement.

19.Counterparts/By Electronic Signature or DocuSign.  This Agreement may be executed in counterparts by electronic copy or DocuSign, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

20.Severability.  If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  If any terms or sections of this Agreement are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

21.California Law.  This Agreement will be governed by and construed under the laws of the State of California without reference to principals of choice of law thereof.

22.Entire Agreement.  This Agreement is the entire Agreement among Executive and HGI regarding Executive’s employment, and supersedes any prior oral or written agreements or understandings.  HGI and Executive have made no promises to the other, other than those contained in this Agreement.

23.Voluntary Agreement.  Executive and HGI expressly declare and represent that they have read and understood the meaning of the terms and conditions contained in this Agreement, and that they have had the opportunity to consult with legal counsel prior to executing this Agreement.  Executive and HGI further declare and represent that they fully understand the content and effect of this Agreement and that they approve and accept the terms and conditions contained herein, and that this Agreement is executed freely and voluntarily without coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement consisting of 23 paragraphs and 7 pages as of the dates listed below.

HERITAGE GLOBAL INC.

By:	/s/ Ross Dove
Ross Dove, Chief Executive Officer
Dated: 3/30/2021
/s/ Scott A. West
Scott A. West, Chief Financial Officer
Dated:3/30/2021

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